Exhibit 99.1

Mastech Holdings, Inc. Closes Sale of its Healthcare Unit

PITTSBURGH, Aug. 13, 2013 /PRNewswire/ — Mastech Holdings, Inc. (NYSE MKT: MHH), a national provider of Information Technology and Specialized Healthcare staffing services, announced today that it closed on the sale of its healthcare unit with Accountable Healthcare Staffing, Inc. The closing purchase price totaled $1.15 million and was in accordance with a definitive asset purchase agreement announced on July 31, 2013.

Commenting on the sale, D. Kevin Horner, Mastech’s Chief Executive Officer stated, “This divestiture is about ‘focus’ and not about a lack of confidence in our team of dedicated healthcare professionals. Today, we are a pure-play IT staffing Company, which is where our core competencies and unique value proposition lie. I want to thank our entire healthcare team for their hard work, their accomplishments and their loyalty and wish them continued success in their next chapter with Accountable Healthcare Staffing.”

Jack Cronin, Mastech’s Chief Financial Officer stated “The Company expects to generate approximately $2.5 million of free cash from the transaction and the monetization of accounts receivables and other current assets retained by the Company, net of current liabilities. These proceeds will be used to reduce outstanding borrowings in the short-term and will be available for strategic opportunities in the future.”

About Mastech Holdings, Inc.:

Leveraging the power of 26 years of IT experience, Mastech (NYSE MKT: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2012.

CONTACT: Donna Mascia, Manager, Investor Relations, Mastech Holdings, Inc., 888.330.5497